Exhibit 99.1

™

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Monday, November 7, 2005

CLAYTON WILLIAMS ENERGY REVISES COST ESTIMATE

FOR DRILLING RIG JOINT VENTURE

Midland, Texas, November 7, 2005 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) today revised its previously reported cost estimate related to the formation of a joint venture with Lariat Services, Inc. to acquire 12 new drilling rigs.  The total acquisition cost of the rigs is now expected to be approximately $75 million.  The previous estimate of $55 million did not include all components and support equipment necessary to place the rigs in service.  The Company still expects the rigs to be available for service at various times from March 2006 to December 2006.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Patti Hollums	Mel G. Riggs

Director of Investor Relations

Chief Financial Officer

(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com